Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made and dated as of the date of the last signature below (the “Effective Date”), by and between Life Technologies Corporation, having a place of business at 5823 Newton Drive, Carlsbad, California 92008 (“LTC”); and Oncocyte Corporation, a California corporation having a place of business at 15 Cushing, Irvine, California 92618 (“Oncocyte”). Hereinafter, each of LTC and Oncocyte are referred to as a “Party” and collectively as the “Parties” to this Termination Agreement.

RECITALS

WHEREAS, LTC and Oncocyte are parties to that certain Collaboration Agreement effective January 13, 2022 (the “Collaboration Agreement”);

WHEREAS, LTC and Oncocyte have mutually agreed that it is in their best interests to enter into this Termination Agreement whereby, for consideration specified herein, the Collaboration Agreement shall terminate.

NOW THEREFORE, in consideration of the mutual obligations in this Termination Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Termination Agreement shall have the meaning given to them in the Collaboration Agreement.

2.

Termination.

Parties agree that notwithstanding anything to the contrary in Section 3 and Section 14 of the Collaboration Agreement, the Collaboration Agreement is hereby terminated upon LTC receipt of the Termination Payments.

3.

Termination Payments.

In consideration for the termination of the Collaboration Agreement, Parties agree that (i) Oncocyte shall pay to LTC on or before January 20th, 2023, the sum of $374,585.00 for LTC’s expense toward the development of the Collaboration LTC Product and an outstanding final installation balance of $300,861.23, and (ii) Oncocyte shall pay to LTC on or before the date that is three business days after the Effective Date an outstanding Trade A/R balance of $5,248.92.

4

Service Contract and Product Warranty.

Parties agree that Oncocyte pre-payment obligation to LTC in the sum of $1,125,600 for an agreed 3-year service contract for ten (10) Genexus Integrated Sequencer units and ten (10) Genexus Purification System units is hereby canceled. In addition, LTC shall provide Oncocyte with a service quote at warranty expiration projected to be in the second quarter of 2023 with the said quote to be based on desired term duration.

5.

Mutual Non-Disparagement.

Parties (on their own behalf and on behalf of their respective directors, officers, subsidiaries and affiliates and each of their respective successors and assigns) agrees that they shall not (whether directly or indirectly, individually or in concert with others, publicly or privately, orally or in writing) engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information that is calculated to or is reasonably likely to have the effect of (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon the Parties or (ii) accusing or implying that a Party is engaged in any wrongful, unlawful or improper conduct. The foregoing shall not apply to any compelled testimony, either by legal process, subpoena or otherwise or to any response to any request for information from any governmental or regulatory authority having jurisdiction over the Parties; provided, however, that in the event that a Party is requested pursuant to, or required by, applicable law, regulation or legal process to testify or otherwise respond to a request for information from any governmental or regulatory authority, the Party shall, where legally permissible, notify the other Party promptly so that the Party may (at its own expense) seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is timely obtained, or a Party waives compliance with the terms of this section, the Party served with the legal process shall furnish only such information which it has been advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

6.

Instrument Resale.

Oncocyte agrees and acknowledges that Schedule 8.2 (LTC Instrument Services Terms and Conditions), section 9.4 (“Limitations”) of the Collaboration Agreement shall continue to apply, and LTC disclaims and shall not extend and/or provide any warranty to any of LTC’s instrument sold and/or transferred by Oncocyte to third parties.

7.

Termination of right and obligations pertaining to Collaboration LTC Product and Collaboration Determa Product.

For the avoidance of doubt, the Parties agree that all rights granted to, and obligations of Oncocyte related to the Collaboration LTC Product is hereby terminated. In addition, any and all rights granted to, and obligations of LTC related to Collaboration Determa Product is terminated

8.

Mutual Release and Waiver of Claims.

Each Party, on behalf of itself, and its affiliates and subsidiaries, hereby fully waives, releases and forever discharges the other Party, together with its affiliates and subsidiaries, from all disputes, complaints, claims, controversies, damages, actions, and causes of action, of any nature whatsoever, known or unknown, relating to the Collaboration Agreement.

9.	Cooperation between the Parties.
Each Party shall fully cooperate with the other Party with respect to the performance of this Termination Agreement. Each Party will provide or make available to the other Party any information and will execute, acknowledge, and deliver such further documents that may reasonably be required in order, to effectively perform this Termination Agreement and to evidence the termination of the Collaboration Agreement and to release all obligations and liabilities of the Parties thereunder.

10.	No Admission of Liability.
Parties expressly agree and acknowledge that their entering into this Termination Agreement shall not be construed in any manner as an admission of any liability, obligation, or wrongdoing on the part of either Party. Each Party expressly denies any and all liability or wronging with respect to the Collaboration Agreement.

11.	Miscellaneous.

a) No Modification. This Termination Agreement may be changed, amended or modified only by a writing signed by the Parties.

b) Headings. The headings contained in this Termination Agreement are for convenience of reference only and shall not be considered in construing this Termination Agreement.

c) Waiver. Any waiver by either Party of a breach or a default of any provisions of this Termination Agreement by the other Party shall not be effective unless in writing and shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by such Party.

d) Successors and Assigns. This Termination Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, and neither this Termination Agreement nor any of the rights, interests or obligations hereunder of the Parties hereto may be assigned or delegated by any of the Parties hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

e) No Construction Against Drafter. The Parties acknowledge and agree that each Party has participated in the drafting and negotiation of this contract and have had a free and equal opportunity to do so, that each Party has been represented by counsel or had an opportunity to be represented by counsel, and that the provisions of this Agreement will not be construed against any Party as the drafter.

f) Further Action. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

g) Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution and delivery of this Termination Agreement by either Party hereto by facsimile transmission, DocuSign, or e-mail delivery of a “.pdf” or similarly formatted data file will constitute valid execution and delivery of this Termination Agreement.

h) Governing Law and Venue. This Termination Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law of such state. The Parties hereby agree that any action arising out of this Termination Agreement will be brought solely in any state or federal court located in San Diego County, California. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

i) Dispute Resolution. In the event any Party claims breach of this Termination Agreement, the Parties will consult with each other in good faith on the most effective means to cure the breach and to achieve any necessary restitution of its consequences. This consultation will be undertaken within a period of 10 days following the receipt of a written request to consult, and the consultation period will not exceed 30 days. During the consultation period, neither litigation nor arbitration may be pursued until attempts at consultative dispute resolution have been exhausted; provided, however, that notwithstanding any provision herein the contrary, in the event of an actual or threatened breach of a Party’s obligations under this Termination Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis.

j) Entire Agreement. This Termination Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Termination Agreement and shall supersede all prior discussions, negotiations, correspondence, documents or agreements, whether written or oral, with respect to the subject matter of this Termination Agreement.

k) Severability. Should one or more of the provisions contained in this Termination Agreement be held invalid, illegal, or unenforceable by a court or tribunal with jurisdiction to do so, then the validity, legality, and enforceability of the remaining provisions contained herein will not be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the Parties’ substantive rights hereunder. In such instance, the Parties will use their best efforts to replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.

l) Publicity. The Parties agree that, except as otherwise required by applicable law as determined in good faith such Party in consultation with outside counsel, no press releases or other public announcements or disclosures regarding this Termination Agreement or any of the terms and provisions hereof shall be issued or made by any Party until the Termination Date shall have occurred; provided, that prior to any such disclosures, the disclosing Party shall furnish the proposed disclosure in advance to the other Party with reasonable opportunity for such receiving Party to seek a protective order or confidential treatment of such disclosure.

m) Notices. All notices All notices or other written communications provided for in this Termination Agreement will be given in writing and delivered by hand, by overnight courier service, or by certified or registered mail to the applicable Party at the applicable address(es) set forth below, or to such other address(es) as the applicable Party may have provided to the notifying Party for such purposes:

If to LTC:	Thermo Fisher Scientific Inc.
5781 Van Allen Way
Carlsbad, CA 92008
Attention: Ira Herbst
Email: ira.herbst@thermofisher.com

With a copy to: General Counsel, at lmcc@thermofisher.com

If to Oncocyte:	Oncocyte Corporation.
15 Cushing
Irvine, California 92618
Attention: Josh Riggs
Email: jriggs@oncocyte.com

n) Counterparts. The Parties may execute this Termination Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitutes only one agreement. The signatures of both Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic method of delivery is as effective as executing and delivering this Agreement in the presence of the other Party to this Termination Agreement. The Parties agree that signatures may be made and delivered electronically. This Termination Agreement is effective upon delivery of one executed counterpart from each Party to the other Party.

All properly addressed notices or other written communications given to a Party in accordance with this Section will be deemed to have been given (a) on the date of receipt if delivered by hand or overnight courier service, or (b) on the date that is five business days after dispatch by certified or registered mail return receipt requested (postage prepaid) if mailed.

[Signature page follows]

IN WITNESS WHEREOF, each of LTC and Oncocyte has caused this Termination Agreement to be executed and delivered by its duly authorized representative.

Life Technologies Corporation

By:	/s/ Garret Hampton
Name:	Garret Hampton
Title:	President Next Generation Sequencing Division
Date:	February 7, 2023

Oncocyte Corporation

By:	/s/ Joshua Riggs
Name:	Joshua Riggs
Title:	Interim Chief Executive Officer
Date:	February 7, 2023